Exhibit 10.3

PROMISSORY NOTE

Principal Amount:	$65,402.69	Date: January 1, 2004
Maker:	ALTERNATIVE DELIVERY SOLUTIONS INC.
Payee:	JOHN & MARIA CADENA FAMILY PARTNERSHIP, LTD.
Place for Payment:	15265 Capitol Port, San Antonio, Bexar County, Texas 78249.

Annual Interest Rate on Unpaid Principal from Date of Funding to Maturity: 5.5%.

Terms of Payment (Principal and Interest): This note is due and payable in quarterly installments of $1,500.00 or more, from each of which installments the accrued interest on the entire unpaid principal shall be first deducted, and the remainder applied to the payment of the principal, the first of which installments is due on the 1st day of April, 2004, and the others regularly and quarterly on the 1st day of each July, October, January, and April thereafter until this note, both principal and interest, has been duly paid, provided that any amount remaining due and payable on February 1, 2005 shall be then due and payable in full.

Annual Interest Rate on Matured, Unpaid Amounts: Eighteen Percent (18%).

For value received, Maker promises to pay to the order of Payee at the place for payment and according to the terms of payment the principal amount plus interest at the rates stated above. All unpaid amounts shall be due by the final scheduled payment date. On default in the payment of this note, this note shall become immediately due at the election of Payee. Maker and each surety, endorser, and guarantor waive all notices, demands, and presentations for payment, all notices of non-payment, notices of intention to accelerate maturity, notices of acceleration of maturity, protests, notices of protest, and notices of dishonor. If this note is given to an attorney for collection or enforcement, or if suit is brought for collection or enforcement, or if it is collected or enforced through probate, bankruptcy, or other judicial proceeding, then, in addition to other amounts due, Maker shall pay Payee reasonable attorney's fees, which in no event shall be less than ten percent (10%) of the principal and interest then owing.

Nothing in this note shall authorize the collection of interest in excess of the highest rate allowed by law. Maker and Payee intend that the loan evidenced by this note (the "Loan") shall be in strict compliance with applicable usury laws. If at any time any interest contracted for, charged, or received under this note, or otherwise in connection with the Loan, would be usurious under applicable law, then regardless of the provisions of this note or the Loan documents or any action or event (including, without limitation, prepayment of principal hereunder or acceleration of maturity by Payee) which may occur with respect to this note or the Loan, it is agreed that all sums determined to be usurious shall be immediately credited by the Payee as a payment of principal hereunder or, if this note has already been paid, immediately refunded to Maker. All compensation which constitutes interest under applicable law in connection with the Loan shall be amortized, prorated, allocated, and spread over the full period of time any indebtedness is owing by Maker under the Loan, to the greatest extent permissible without exceeding the maximum interest rate in effect from time to time during such period.

Each Maker is responsible for the entire amount of this note. The terms Maker and Payee and other nouns and pronouns include the plural if more than one. The terms Maker and Payee also include their respective successors and assigns.

ALTERNATIVE DELIVERY SOLUTIONS, INC.

By:
Name:
Title:

Address of Maker:
15454 Tradesman
San Antonio, TX 78249